EXHIBIT B-1

                        OPTION AGREEMENT


     THIS OPTION AGREEMENT is entered into this 5th day of November 1998, by, between and among Entergy Power, Inc., a Delaware corporation with principal offices at Suite 500, 10055 Grogan's Mill Road, The Woodlands, Texas 77380 (EPI), Sam Rayburn Municipal Power Agency, an agency and political subdivision of the State of Texas with principal offices at 1412 South Houston Street, P.O. Box 1700, Livingston, Texas 77351 (SRMPA), and Vinton Public Power Authority, a municipal body corporate and political subdivision of the State of Louisiana 70668 (VPPA).

WHEREAS, VPPA has granted a certain Option to Buy and Right of First Refusal to SRMPA to purchase VPPA's 20% undivided ownership interest in coal-fired Unit No. 6, located at the Roy S. Nelson Generating Station, Calcasieu Parish, Louisiana (Unit No. 6), under the Unit Power Sale Agreement (UPS Agreement) between VPPA and SRMPA, dated December 12, 1992;

     WHEREAS, SRMPA wishes to assign, transfer and convey that Option to Buy and Right of First Refusal to EPI, and EPI wishes to acquire that option to buy and right of first refusal to purchase VPPA's undivided ownership interest in Unit No. 6, and VPPA acknowledges and accepts this assignment, transfer and conveyance;

     NOW, THEREFORE, in exchange for their mutual promises and reliances and other good and valuable consideration acknowledged by all parties to be in hand received, the parties undertake and agree as follows:

        (i) Right of First Refusal:--SRPMA hereby assigns to EPI or its nominee the right to exercise the Right of First Refusal granted by VPPA to SRMPA under the UPS Agreement, Section 5.4(a), provided that SRMPA waives all right to receive payment of Termination Compensation and that VPPA would be paid $1,000 as full and fair market value compensation for exercise of that Right of First Refusal, as provided under the Unit Power Sale Termination Agreement between SRMPA, VPPA; provided, EPI or its nominee taking the title shall either have first obtained approval of appropriate federal and/or state jurisdictional regulatory agencies or have certified that it is exempt from any such federal or state jurisdictional agencies.

(ii) Option to Purchase:--SRMPA hereby assigns to EPI or its nominee the right to exercise the Option granted by VPPA to SRMPA under the UPS Agreement, Section 5.4(b), with a right to record the same, provided that SRMPA waives all right to receive payment of Termination Compensation and that VPPA would be paid $1,000 as full fair market value compensation, as provided under the Unit Power Sale Termination Agreement of even date herewith among SRMPA, VPPA and EPMC; provided, EPI or its nominee taking title shall either have first obtained approval of appropriate federal and/or state jurisdictional regulatory agencies or have certified that it is exempt from any such federal or state jurisdictional agencies.

(iii) Put:--EPI and its nominee, if any, hereby agree, subject to enforcement in equity, to exercise the above Option or otherwise to purchase title to Unit No. 6 and the Excepted Facilities or to nominate a purchaser on or before October 1, 2003, and to pay therefor in full consideration the sum of $1,000.00; provided, that EPI or its nominee taking title shall either have first obtained approval of appropriate federal and/or state jurisdictional regulatory agencies or have certified that it is exempt from any such federal or state jurisdictional agencies.

(iv) Personal Property:--Upon exercise of the Option to Purchase or the Right of First Refusal and payment of the stated compensation, EPI shall, pursuant to documentation to be mutually agreed upon by the parties, receive title to VPPA's 20% undivided ownership interest in Nelson Unit No. 6 together with title to all fuel supplies, equipment, materials and supplies, and related inventories and personal or moveable property of any kind and nature whatsoever associated with the conveyed 20% undivided ownership interest in Unit No. 6.

        IN WITNESS WHEREOF, the parties hereto have cause their representatives to set their signatures below on the date first above given.


VINTON PUBLIC POWER                ENTERGY POWER, INC.
AUTHORITY:


BY:  /s/Raywood LeMaire                 BY:  /s/Shahid J. Malik
     Raywood LeMaire, President              Shahid Malik, President



ATTEST:                            ATTEST:


/s/Melba Landry                         /s/Christopher J. Bernard
Melba Landry, Secretary                 Christopher J. Bernard


SAM RAYBURN MUNCIPAL
POWER AGENCY


BY:  /s/Ben R. Ogletree, Jr.
     Ben R. Ogletree, Jr., President

ATTEST:

/s/R.C. Horn
R.C. Horn, Secretary